UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 1, 2012

DAVITA HEALTHCARE PARTNERS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-14106	No. 51-0354549
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 16th Street
Denver, CO 80202
(Address of Principal Executive Offices) (Zip Code)

(303) 405-2100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01	Other Events.

On November 1, 2012, DaVita Inc. (now known as “DaVita HealthCare Partners Inc.” and hereinafter referred to as the “Company”) announced the consummation of the merger of HealthCare Partners Holdings, LLC, a California limited liability company (“HCP”), with Seismic Acquisition LLC, a California limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”) pursuant to the terms of the Agreement and Plan of Merger, dated May 20, 2012, as amended on July 6, 2012 (the “Merger Agreement”), by and among the Company, Merger Sub, HCP and Robert D. Mosher, as the Member Representative (the “Merger”).

The Company is updating the risk factors set forth in Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on July 6, 2012, as amended, to give effect to the Merger and the risks and uncertainties relating to HCP. These additional risk factors are set forth below and are to be read in addition to the risk factors set forth in Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

This Current Report on Form 8-K contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the safe harbor provisions for such statements contained in these documents. All statements that do not concern historical facts are forward-looking statements and include, among other things, statements about our expectations, beliefs, intentions and/or strategies for the future. These forward-looking statements include statements regarding our future operations, financial condition and prospects. These statements can sometimes be identified by the use of forward looking words such as “may,” “believe,” “will,” “should,” “could,” “would,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue,” “seek,” “forecast,” or “intend” or other similar words or expressions of the negative thereof. These statements involve substantial known and unknown risks and uncertainties that could cause our actual results to differ materially from those described in the forward-looking statements, including, but not limited to the risk factors set forth in Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and the additional risk factors set forth below.

Risks Related to HCP

As a healthcare company, HCP is subject to many of the same risks to which the Company is subject.

As a participant in the healthcare industry, HCP is subject to many of the same risks that the Company is subject to as described in the the Company risk factors previously disclosed in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and our subsequently filed Quarterly Reports on Form 10-Q, any of which could materially and adversely affect HCP’s revenues, earnings or cash flows. Among these risks are the following:

•	the healthcare business is heavily regulated and changes in laws, regulations, or government programs could have a material impact on HCP’s business;

•	failure to comply with complex governmental regulations could have severe consequences to HCP, including, without limitation, exclusion from governmental payor programs like Medicare and Medicaid;

•	HCP could become the subject of governmental investigations, claims, and litigation;

•	HCP may be unable to continue to make acquisitions or to successfully integrate such acquisitions into its business, and such acquisitions may include liabilities of which HCP was not aware; and

•

as a result of the broad scope of HCP’s medical practice, including its affiliated physician groups in California and Nevada, HCP is exposed to medical malpractice claims, as well as claims for damages and other expenses, that may not be covered by insurance.

Under most of HCP’s agreements with health plans, HCP assumes some or all of the risk that the cost of providing services will exceed its compensation.

Substantially all of HCP’s revenue is derived from for the per-member per-month, or PMPM fees, paid by health plans under capitation agreements with HCP or its affiliated physician groups. In Florida, HCP contracts directly with health plans under global capitation arrangements to assume financial responsibility for both professional and institutional services. In Nevada and New Mexico, HCP contracts directly with health plans under capitation arrangements to assume financial responsibility for professional services, but does not generally assume institutional risk. Under such contracts, the health plan establishes pools for both professional services and institutional services based on a contractual PMPM fee, and the health plan then pays both professional and institutional expenses and remits the residual amounts to HCP. In California, HCP utilizes a capitation model in several different forms. While there are variations specific to each arrangement, HCP’s affiliated physician groups generally contract with health plans to receive a PMPM fee for professional services and assumes the financial responsibility for professional services only. In some cases, the health plans separately enter into capitation contracts with third parties (typically hospitals) who receive directly a portion of the PMPM fee and assume contractual financial responsibility for hospital services. In other cases, the health plan does not pay any portion of the PMPM fee to the hospital, but rather administers claims for hospital expenses itself. In both scenarios, HCP enters into managed care-related administrative services agreements or similar arrangements with those third parties (hospitals) under which HCP agrees to be responsible for utilization review, quality assurance, and other managed care-related administrative functions. As compensation for such administrative services, HCP is entitled to share up to 100% of the amount by which the hospital capitation revenue exceeds hospital expenses; any such risk-share amount to which HCP is entitled is recorded as medical revenues.

To the extent that members require more care than is anticipated, aggregate PMPM payments may be insufficient to cover the costs associated with treatment. If medical expenses exceed estimates, except in very limited circumstances, HCP will not be able to increase the PMPM fee received under these risk agreements during their then-current terms.

If HCP or its affiliated physician groups enter into capitation contracts with unfavorable economic terms, or a capitation contract is amended to include unfavorable terms, HCP could, directly or indirectly through its contracts with its affiliated physician groups, suffer losses with respect to such contract. Since HCP does not negotiate with CMS or any health plan regarding the benefits to be provided under their Medicare Advantage or other managed care plans, HCP often has just a few months to familiarize itself with each new annual package of benefits it is expected to offer.

Relatively small changes in HCP’s or its affiliated physician groups’ ratio of medical expense to revenue can create significant changes in HCP’s financial results. Accordingly, the failure to adequately predict and control medical expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported claims, may have a material adverse effect on HCP’s financial condition, results of operations or cash flows.

Historically, HCP’s and its affiliated physician groups’ medical expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:

•	the health status of members;

•	higher than expected utilization of new or existing healthcare services or technologies;

•	an increase in the cost of healthcare services and supplies, including pharmaceuticals, whether as a result of inflation or otherwise;

•	changes to mandated benefits or other changes in healthcare laws, regulations, and practices;

•	periodic renegotiation of provider contracts with specialist physicians, hospitals, and ancillary providers;

•	periodic renegotiation of contracts with HCP’s affiliated primary care physicians;

•	changes in the demographics of the participating members and medical trends;

•	contractual or claims disputes with providers, hospitals, or other service providers within a health plan’s network; and

•	the occurrence of catastrophes, major epidemics, or acts of terrorism.

Risk-sharing arrangements that HCP-affiliated physician groups have with health plans and hospitals could result in their costs exceeding the corresponding revenues, which could reduce or eliminate any shared risk profitability.

Most of the agreements between health plans and HCP and its affiliated physician groups contain risk-sharing arrangements under which the physician groups can earn additional compensation from the health plans by coordinating the provision of quality, cost-effective healthcare to members. However, such arrangements may require the physician group to assume a portion of any loss sustained from these arrangements, thereby reducing HCP’s net income. Under these risk-sharing arrangements, HCP and its affiliated physician groups are responsible for a portion of the cost of hospital services or other services that are not capitated. The terms of the particular risk-sharing arrangement allocate responsibility to the respective parties when the cost of services exceeds the related revenue, which results in a “deficit,” or permit the parties to share in any “surplus” amounts when actual costs are less than the related revenue. The amount of non-capitated and hospital costs in any period could be affected by factors beyond the control of HCP, such as changes in treatment protocols, new technologies, longer lengths of stay by the patient, and inflation. To the extent that such non-capitated and hospital costs are higher than anticipated, revenue may not be sufficient to cover the risk-sharing deficits the health plans and HCP are responsible for, which could reduce HCP’s revenues and profitability. Certain of HCP’s agreements with health plans stipulate that risk-sharing pool deficit amounts are carried forward to offset any future years’ surplus amounts HCP would otherwise be entitled to receive. HCP accrues for any such risk-sharing deficits.

Health plans often insist on withholding negotiated amounts from professional PMPM payments, which the health plans are permitted to retain, in order to cover HCP’s share of any risk-sharing deficits. Whenever possible, HCP seeks to contractually reduce or eliminate its liability for risk-sharing deficits. Notwithstanding the foregoing, risk-sharing deficits could have a significant impact on future profitability.

Renegotiation, renewal, or termination of capitation agreements with health plans could have a significant impact on HCP’s future profitability.

Under most of HCP’s and its affiliated physician groups’ capitation agreements with health plans, the health plan is generally permitted to modify the benefit and risk obligations and compensation rights from time to time during the terms of the agreements. If a health plan exercises its right to amend its benefit and risk obligations and compensation rights, HCP and its affiliated physician groups are generally allowed a period of time to object to such amendment. If HCP or its affiliated physician group so objects, under some of the risk agreements, the relevant health plan may terminate the applicable agreement upon 60 to 90 days written notice. In addition, in connection with the HCP transaction, HCP must obtain the consent of certain health plans to assign certain capitation agreements, which could result in health plans attempting to renegotiate or threatening to cancel such contracts. Depending on the health plan at issue and the amount of revenue associated with the health plan’s risk agreement, the renegotiated terms or termination may have a material adverse effect on HCP’s and the Company’s future revenues and profitability.

Laws regulating the corporate practice of medicine could restrict the manner in which HCP is permitted to conduct its business and the failure to comply with such laws could subject HCP to penalties or require a restructuring of HCP.

Some states have laws that prohibit business entities, such as HCP, from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians (also known collectively as the corporate practice of medicine) or engaging in certain arrangements, such as fee-splitting, with physicians. In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Of the four states in which HCP currently operates, California and Nevada prohibit the corporate practice of medicine.

In California and Nevada, HCP operates by maintaining long-term contracts with its affiliated physician groups which are each owned and operated by physicians and which employ or contract with additional physicians to provide physician services. Under these arrangements, HCP provides management services, receives a management fee for providing non-medical management services, does not represent that it offers medical services, and does not exercise influence or control over the practice of medicine by the physicians or the affiliated physician groups.

In addition to the above management arrangements, HCP has certain contractual rights relating to the orderly transfer of equity interests in certain of its California and Nevada affiliated physician groups through succession agreements and other arrangements with their physician equityholders. However, such equity interests cannot be transferred to or held by HCP or by any non-professional organization. Accordingly, neither HCP nor HCP’s subsidiaries directly own any equity interests in any physician groups in California and Nevada. In the event that any of these affiliated physician groups fails to comply with the management arrangement or any management arrangement is terminated and/or HCP is unable to enforce its contractual rights over the orderly transfer of equity interests in its affiliated physician groups, such events could have a material adverse effect on HCP’s business, financial condition or results of operations.

HCP may be required to restructure its relationship with its affiliated physician groups if HCP’s management services agreements with such affiliated physician groups or HCP’s succession agreements and other related arrangements with equityholders of any such affiliated physician groups are deemed invalid under prohibitions against the corporate practice of medicine in California and Nevada.

Some of the relevant laws, regulations, and agency interpretations relating to the corporate practice of medicine have been subject to limited judicial and regulatory interpretation. Moreover, state laws are subject to change and regulatory authorities and other parties, including HCP’s group physicians, may assert that, despite these arrangements, HCP is engaged in the prohibited corporate practice of medicine.

In light of the above, it is possible that a state regulatory agency or a court could determine that HCP’s agreements with physician equityholders of certain managed California and Nevada affiliated physician groups as described above, either independently or coupled with the management services agreements with such affiliated physician groups, confer impermissible control over the business and/or medical operations of such affiliated physician groups, that the management fee payable under such arrangements results in profit sharing or that HCP is the beneficial owner of the affiliated physician groups’ equity interests in violation of the corporate practice of medicine doctrine. If there were a determination that a corporate practice of medicine violation existed or exists, these arrangements could be deemed invalid, potentially resulting in a loss of revenues and an adverse effect on results of operations derived from such affiliated physician groups. In addition, HCP’s California and Nevada affiliated physician groups and HCP, as well as those physician equityholders of affiliated physician groups who are subject to succession agreements with HCP, could be subject to criminal or civil penalties or an injunction for practicing medicine without a license or aiding and abetting the unlicensed practice of medicine.

A determination that a corporate practice of medicine violation existed could also force a restructuring of HCP’s management arrangements with affiliated physician groups in California and/or Nevada. Such a restructuring might include revisions of the management services agreements, which might include a modification of the management fee, and/or establishing an alternative structure, such as obtaining a California Knox-Keene license (a managed care plan license issued pursuant to the California Knox-Keene Health Care Service Plan Act of 1975, or Knox-Keene Act) or its Nevada equivalent, which would permit HCP to contract with a physician network without violating the corporate practice of medicine prohibition. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on HCP’s operations and financial results.

If HCP’s agreements or arrangements with any physician equityholder(s) of affiliated physicians, physician groups, or independent practice associations (“IPAs”) are deemed invalid under state law, including laws against the corporate practice of medicine, or Federal Law, or are terminated as a result of changes in state law, or if there is a change in accounting principles or the interpretation thereof by the Financial Accounting Standards Board, or FASB, affecting consolidation of entities, it could impact HCP’s consolidation of total revenues derived from such affiliated physician groups.

HCP’s financial statements are consolidated and include the accounts of its majority-owned subsidiaries and certain non-owned HCP-affiliated physician groups, which consolidation is effectuated in accordance with applicable accounting rules. In the event of a change in accounting principles promulgated by FASB or in FASB’s interpretation of its principles, or if there were an adverse determination by a regulatory agency or a court or if there were a change in state or federal law relating to the ability to maintain present agreements or arrangements with such physician groups, HCP may not be permitted to continue to consolidate the total revenues of such organizations. A change in accounting for consolidation with respect to HCP’s present agreement or arrangements would diminish HCP’s reported revenues but would not adversely affect its results of operations, while regulatory or legal rulings or changes in law interfering with HCP’s ability to maintain its present agreements or arrangements could diminish both revenues and results of operations.

If HCP’s affiliated physician groups are not able to satisfy the California Department of Managed Health Care’s financial solvency requirements, HCP could become subject to sanctions and its ability to do business in California could be limited or terminated.

The California Department of Managed Health Care, or DMHC, has instituted financial solvency regulations. The regulations are intended to provide a formal mechanism for monitoring the financial solvency of capitated physician groups. Under the regulations, HCP’s affiliated physician groups are required to, among other things:

•

Maintain, at all times, a minimum “cash-to-claims ratio” (where “cash-to-claims ratio” means the organization’s cash, marketable securities, and certain qualified receivables, divided by the organization’s total unpaid claims liability). The regulations currently require a cash-to-claims ratio of 0.75.

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Submit periodic reports to the DMHC containing various data and attestations regarding performance and financial solvency, including incurred but not reported calculations and documentation, and attestations as to whether or not the organization was in compliance with the Knox-Keene Act requirements related to claims payment timeliness, had maintained positive tangible net equity (i.e., at least $1.00), and had maintained positive working capital (i.e., at least $1.00).

In the event that a physician organization is not in compliance with any of the above criteria, the organization would be required to describe in a report submitted to the DMHC the reasons for non-compliance and actions to be taken to bring the organization into compliance. Further, under these regulations, the DMHC can make public some of the information contained in the reports, including, but not limited to, whether or not a particular physician organization met each of the criteria. In the event HCP or its affiliated physician groups are not able to meet certain of the financial solvency requirements, and fail to meet subsequent corrective action plans, HCP could be subject to sanctions, or limitations on, or removal of, its ability to do business in California.

Reductions in Medicare Advantage health plan reimbursement rates stemming from recent healthcare reforms and any future related regulations may negatively impact HCP’s business, revenue and profitability.

A significant portion of HCP’s revenue is directly or indirectly derived from the monthly premium payments paid by CMS to health plans for medical services provided to Medicare Advantage enrollees. As a result, HCP’s business and results of operations are, in part, dependent on government funding levels for Medicare Advantage programs. Any changes that limit or reduce Medicare Advantage reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on HCP’s business.

The broad health care reform legislation that was enacted in the U.S. in March 2010 (the “Health Reform Acts”) contains a number of provisions that negatively impact Medicare Advantage plans, including the following:

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Medicare Advantage benchmarks for 2011 were frozen at 2010 levels. Beginning in 2012, Medicare Advantage benchmark rates are being phased down from current levels to levels that are between 95% and 115% of fee-for-service costs, depending on a plan’s geographic area. Medicare Advantage plans receiving certain quality ratings by CMS will be eligible for bonus rate increases.

•	Rebates received by Medicare Advantage plans that “underbid” based on payment benchmarks will be reduced, with larger reductions for plans failing to receive certain quality ratings.

•

The Secretary of the Department of Health and Human Services, or HHS, is granted explicit authority to deny Medicare Advantage plan bids that propose significant increases in cost sharing or decreases in benefits.

•

Beginning in 2014, Medicare Advantage plans with medical loss ratios below 85% will be required to pay a rebate to the Secretary of HHS. The Secretary of HHS will halt enrollment in any plan failing to meet this ratio for three consecutive years, and terminate any plan failing to meet the ratio for five consecutive years. If an HCP-contracting Medicare Advantage plan experiences a limitation on enrollment or is otherwise terminated from the Medicare Advantage program, HCP may suffer materially adverse consequences to its business or financial condition.

•

Since January 1, 2011, cost-sharing for certain services (such as chemotherapy and skilled nursing care) has been limited to the cost-sharing permitted under the original fee-for-service Medicare program.

•	Prescription drug plans are now required to cover all drugs on a list developed by the Secretary of HHS, and the Medicare Part D premium subsidy for high-income beneficiaries has been reduced by 25%.

•

Beginning in 2014, CMS is required to increase coding intensity adjustments for Medicare Advantage plans, which is expected to reduce CMS payments to Medicare Advantage plans, which in turn will likely reduce the amounts payable to HCP and its affiliated physicians, physician groups, and IPAs under its capitation agreements.

In addition to the above, the Health Reform Acts establish a new Independent Payment Advisory Board, or IPAB, to recommend ways to reduce Medicare spending if the increase in Medicare costs per capita exceeds certain targets, which will be implemented unless Congress passes alternative legislation that achieves the same savings. The Health Reform Acts mandate that if targets are not met, the IPAB’s recommendations are to include ways to reduce payments to Medicare Advantage plans and Medicare Part D prescription drug plans related to administrative expenses (including profits) and performance bonuses. Also, the Budget Control Act of 2011, or BCA, mandates a 2% decrease in Medicare Advantage spending in order to bring Medicare spending for Medicare Advantage beneficiaries more in line with Medicare fee-for-service spending. Additional steps could be taken by government agencies and plan providers to further restrict, directly or indirectly, the reimbursements available to plan service providers like HCP.

Finally, it is possible that the impact of the Health Reform Acts could cause a reduction in enrollment in Medicare Advantage plans, which, in turn, would reduce HCP’s revenues and net income. For example, the Congressional Budget Office, or CBO, expects that, after reaching a high of 25% participation in Medicare Advantage plans in 2012, such participation will decline to 17% in 2020. The CBO predicts that this, together with other changes under the Health Reform Acts, will result in reductions in Medicare Advantage spending by CMS of up to an aggregate of $131.9 billion over 10 years.

Although the Health Reform Acts provide for reductions in payments to Medicare Advantage plans, the Health Reform Acts also provide for bonus payments to Medicare Advantage plans rated four or five stars based on quality measures. In November 2011, CMS announced a three-year demonstration project with an alternative bonus structure that awards bonuses to plans with three or more stars. The Government Accountability Office and MedPAC have criticized the demonstration project. If Congress acts to curb the CMS initiated bonus structure, HCP’s revenues would decrease.

HCP’s operations are dependent on competing health plans and, at times, their and HCP’s economic interests may diverge.

For the year ended December 31, 2011, 70% of HCP’s consolidated medical revenues was earned through contracts with three health plans.

HCP expects that, going forward, substantially all of its revenue will continue to be derived from these and other health plans. Each health plan may immediately terminate any of HCP’s contracts and/or any individual credentialed physician upon the occurrence of certain events. They may also amend the material terms of the contracts under certain circumstances. Failure to maintain the contracts on favorable terms, for any reason, would materially and adversely affect HCP’s results of operations and financial condition. A material decline in the number of members could also have a material adverse effect on HCP’s results of operations.

Notwithstanding each health plan’s and HCP’s current shared interest in providing service to HCP’s members who are enrolled in the subject health plans, the health plans may have different and, at times, opposing economic interests from those of HCP. The health plans provide a wide range of health insurance services across a wide range of geographic regions, utilizing a vast network of providers. As a result, they and HCP may have different views regarding the proper pricing of services and/or the proper pricing of the various service providers in their provider networks, the cost of which HCP bears to the extent that the services of such service providers are utilized. These health plans may also have different views than HCP regarding the efforts and expenditures that they, HCP, and/or other service providers should make to achieve and/or maintain various quality ratings. In addition, several health plans have purchased or announced their intent to purchase IPAs or HMOs. If health plans with which HCP contracts make significant purchases, they may not continue to contract with HCP or contract on less favorable terms. Similarly, as a result of changes in laws, regulations, consumer preferences, or other factors, the health plans may find it in their best interest to provide health insurance services pursuant to another payment or reimbursement structure. In the event HCP’s interests diverge from the interests of the health plans, HCP may have limited recourse or alternative options in light of its dependence on these health plans. There can be no assurances that HCP will continue to find it mutually beneficial to work with the health plans. As a result of various restrictive provisions that appear in some of the managed care agreements with health plans, HCP may, at times, have limitations on its ability to cancel an agreement with a particular health plan and immediately thereafter contract with a competing health plan with respect to the same service area.

HCP and its affiliated physicians, physician groups and IPAs and other physicians may be required to continue providing services following termination or renegotiation of certain agreements with health plans.

There are circumstances under federal and state law pursuant to which HCP and its affiliated physician groups, IPAs, and other physicians could be obligated to continue to provide medical services to HCP members in their care following a termination of their applicable risk agreement with health plans and termination of the receipt of payments thereunder. In certain cases, this obligation could require the physician group or IPA to provide care to such member following the bankruptcy or insolvency of a health plan. Accordingly, the obligations to provide medical services to HCP members (and the associated costs) may not terminate at the time the applicable agreement with the health plan terminates, and HCP may not be able to recover its cost of providing those services from the health plan, which could have a material adverse effect on HCP’s financial condition, results of operations, and/or cash flows.

HCP operates only in Florida, California, New Mexico, and Nevada. HCP may not be able to successfully establish a presence in new geographic regions.

HCP derives substantially all of its revenue from operations exclusively in California, Nevada, New Mexico, and Florida (California, Nevada, New Mexico, and Florida are hereinafter referred to as, the Existing Geographic Regions). As a result, HCP’s exposure to many of the risks described herein are not mitigated by a greater diversification of geographic focus. Furthermore, due to the concentration of HCP’s operations in the Existing Geographic Regions, HCP’s business may be adversely affected by economic conditions, natural disasters (such as earthquakes or hurricanes), or acts of war or terrorism that disproportionately affect the Existing Geographic Regions as compared to other states and geographic regions.

To expand the operations of its network outside of the Existing Geographic Regions, HCP must devote resources to identifying and exploring such perceived opportunities. Thereafter, HCP must, among other things, recruit and retain qualified personnel, develop new offices, establish potentially new relationships with one or more health plans, and establish new relationships with physicians and other healthcare providers. The ability to establish such new relationships may be significantly inhibited by competition for such relationships and personnel in the health care marketplace in the targeted new geographic regions. In addition, if HCP were to seek expansion outside of the Existing Geographic Regions, HCP would be required to comply with laws and regulations of states that may differ from the ones in which it currently operates, and could face competitors with greater knowledge of such local regions that gives them a competitive advantage over HCP. HCP anticipates that any geographic expansion may require it to make a substantial investment of management time, capital, and/or other resources. There can be no assurance that HCP will be able to establish profitable operations or relationships in any new geographic regions.

Reductions in the quality ratings of the health plans HCP serves could have an adverse effect on its results of operations, financial condition, and/or cash flow.

As a result of the Health Reform Acts, HCP anticipates that the level of reimbursement each health plan receives from CMS will be dependent, in part, upon the quality rating of the Medicare plan that such health plan serves. Such ratings are expected to impact the percentage of any cost savings rebate and any bonuses earned by such health plan. Since a significant portion of HCP’s revenue for 2012 is expected to be calculated as a percentage of CMS reimbursements received by these health plans with respect to HCP members, reductions in the quality ratings of a health plan that HCP serves could have an adverse effect on its results of operations, financial condition, and/or cash flows. In addition, CMS has announced its intention to terminate any plan that has a rating of less than three stars for three consecutive years. Medicare Advantage plans with five stars are permitted to conduct enrollment throughout the year and enrollees in plans with 4.5 or fewer stars are permitted to change plans during the year. None of the plans with which HCP contracts are five-star plans. Given each health plan’s control of its plans and the many other providers that serve such plans, HCP believes that it will have limited ability to influence the overall quality rating of any such plan. Accordingly, since low quality ratings can potentially lead to the termination of a plan that HCP serves, HCP may not be able to prevent the potential termination of a contracting plan or a shift of patients to other plans based upon quality issues which could, in turn, have an adverse effect on HCP’s results of operations, financial condition, and/or cash flows.

HCP’s records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause HCP to overstate or understate its revenue and subject it to various penalties.

HCP, on behalf of itself and its affiliated physicians, physician groups, and IPAs, submits to health plans claims and encounter data that support the risk adjustment factor, or RAF, scores attributable to members. These RAF scores determine, in part, the revenue to which the health plan and, in turn, HCP is entitled for the provision of medical care to such members. The data submitted to CMS by each health plan is based on medical charts and diagnosis codes prepared and submitted by HCP. Each health plan generally relies on HCP to appropriately document and support such RAF data in HCP’s medical records. Each health plan also relies on HCP to appropriately code claims for medical services provided to members. HCP may periodically review medical records and may find inaccurate or unsupportable coding or otherwise inaccurate records. Erroneous claims and erroneous encounter records and submissions could result in inaccurate PMPM fee revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. HCP might also need to refund a portion of the revenue that it received, which refund, depending on its magnitude, could damage its relationship with the applicable health plan and could have a material adverse effect on HCP’s results of operations, financial condition or cash flows.

CMS audits Medicare Advantage plans for documentation to support RAF-related payments for members chosen at random. The Medicare Advantage plans ask providers to submit the underlying documentation for members that they serve. It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS audit. HCP has experienced increases in RAF scores attributable to its members, and thus there is a possibility that a Medicare Advantage plan may seek repayment from HCP as a result of CMS payment adjustments to the Medicare Advantage plan. The plans also may hold HCP liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by HCP.

CMS has indicated that, starting with payment year 2011, payment adjustments will not be limited to RAF scores for the specific Medicare Advantage enrollees for which errors are found but may also be extrapolated to the entire Medicare Advantage plan subject to a particular CMS contract. Although CMS has described its audit process as plan-year specific and has stated that it will not extrapolate audit results for plan years prior to 2011, CMS has not specifically stated that payment adjustments as a result of one plan year’s audit will not be extrapolated to prior plan years. There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or that the outcome of such a review will not result in a material adjustment in HCP’s revenue and profitability, even if the information HCP submitted to the plan is accurate and supportable. Since the CMS rules, regulations, and statements regarding this audit program are still not well defined and, in some cases, have not been published in final form, there is also a risk that CMS may adopt new rules and regulations that are inconsistent with their existing rules, regulations, and statements.

A failure to estimate incurred but not reported medical benefits expense accurately could adversely affect HCP’s profitability.

Medical claims expense includes estimates of future medical claims that have been incurred by the patient but for which the provider has not yet billed HCP. These claim estimates are made utilizing actuarial methods and are continually evaluated and adjusted by management, based upon HCP’s historical claims experience and other factors. Adjustments, if necessary, are made to medical claims expense when the assumptions used to determine HCP’s claims liability changes and when actual claim costs are ultimately determined.

Due to the inherent uncertainties associated with the factors used in these estimates and changes in the patterns and rates of medical utilization, materially different amounts could be reported in HCP’s financial statements for a particular period under different conditions or using different, but still reasonable, assumptions. It is possible that HCP’s estimates of this type of claim may be inadequate in the future. In such event, HCP’s results of operations could be adversely impacted. Further, the inability to estimate these claims accurately may also affect HCP’s ability to take timely corrective actions, further exacerbating the extent of any adverse effect on HCP’s results.

HCP faces certain competitive threats which could reduce HCP’s profitability and increase competition for patients.

HCP faces certain competitive threats based on certain features of the Medicare programs, including the following:

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As a result of the direct and indirect impacts of the Health Reform Acts, many Medicare beneficiaries may decide that an original fee-for-service Medicare program is more attractive than a Medicare Advantage plan. As a result, enrollment in the health plans HCP serves may decrease.

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Managed care companies offer alternative products such as regional preferred provider organizations, or PPOs, and private fee-for-service plans. Medicare PPOs and private fee-for-service plans allow their patients more flexibility in selecting physicians than Medicare Advantage health plans, which typically require patients to coordinate care with a primary care physician. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 has encouraged the creation of regional PPOs through various incentives, including certain risk corridors, or cost-reimbursement provisions, a stabilization fund for incentive payments, and special payments to hospitals not otherwise contracted with a Medicare Advantage plan that treat regional plan enrollees. The formation of regional Medicare PPOs and private fee-for-service plans may affect HCP’s relative attractiveness to existing and potential Medicare patients in their service areas.

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The payments for the local and regional Medicare Advantage plans are based on a competitive bidding process that may indirectly cause a decrease in the amount of the PMPM fee or result in an increase in benefits offered.

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The annual enrollment process and subsequent “lock-in” provisions of the Health Reform Acts may adversely affect HCP’s level of revenue growth as it will limit the ability of a health plan to market to and enroll new Medicare beneficiaries in its established service areas outside of the annual enrollment period.

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Commencing in 2012, CMS has allowed Medicare beneficiaries who are enrolled in a Medicare Advantage plan with a quality rating of 4.5 stars or less to enroll in a five-star rated Medicare Advantage plan at any time during the benefit year. None of the plans HCP serves are five-star rated. Therefore, HCP may face a competitive disadvantage in recruiting and retaining Medicare beneficiaries.

In addition to the competitive threats intrinsic to the Medicare programs, competition among health plans and among healthcare providers may also have a negative impact on HCP’s profitability. For example, HCP’s Existing Geographic Regions have become increasingly attractive to health plans that may compete with HCP, including the health plans with which HCP and its affiliated physicians, physician groups, and IPAs currently compete. HCP may not be able to continue to compete profitably in the healthcare industry if additional competitors enter the same geographic areas in which HCP operates. If HCP cannot compete profitably, the ability of HCP to compete with other service providers that contract with competing health plans may be substantially impaired. Similarly, HCP’s Existing Geographic Regions have also become increasingly attractive to HCP’s competitors due to the large populations of Medicare beneficiaries. HCP may not be able to continue to compete effectively if additional competitors enter the same regions.

HCP competes directly with various regional and local companies that provide similar services in HCP’s Existing Geographic Regions. HCP’s competitors vary in size and scope and in terms of products and services offered. HCP believes that some of its competitors and potential competitors may be significantly larger than HCP and have greater financial, sales, marketing, and other resources. Furthermore, it is HCP’s belief that some of its competitors may make strategic acquisitions or establish cooperative relationships among themselves.

A disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s operations and profitability.

In any particular service area, healthcare providers or provider networks could refuse to contract with HCP, demand higher payments, or take other actions that could result in higher healthcare costs, disruption of benefits to HCP’s members, or difficulty in meeting applicable regulatory or accreditation requirements. In some service areas, healthcare providers or provider networks may have significant market positions. If healthcare providers or provider networks refuse to contract with HCP, use their market position to negotiate favorable contracts, or place HCP at a competitive disadvantage, then HCP’s ability to market products or to be profitable in those service areas could be adversely affected. HCP’s provider networks could also be disrupted by the financial insolvency of a large provider group. Any disruption in HCP’s provider networks could result in a loss of members or higher healthcare costs.

HCP’s revenues and profits could be diminished if HCP fails to retain and attract the services of key primary care physicians.

Key primary care physicians with large patient enrollment could retire, become disabled, terminate their provider contracts, get lured away by a competing independent physician association or medical group, or otherwise become unable or unwilling to continue practicing medicine or contracting with HCP or its affiliated physicians, physician groups, or IPAs. In addition, HCP’s affiliated physicians, physician groups and IPA’s could view the acquisition of HCP as compromising or diminishing HCP’s distinctive physician-owned, physician-led culture and business model, which could cause such affiliated physicians, physician groups or IPAs to terminate their relationships with HCP. Moreover, given limitations relating to the enforcement of post-termination noncompetition covenants in California, it would be difficult to restrict a primary care physician from competing with HCP’s affiliated physicians, physician groups, or IPAs. As a result, members who have been served by such physicians could choose to enroll with competitors’ physician organizations or could seek medical care elsewhere, which could reduce HCP’s revenues and profits. Moreover, HCP may not be able to attract new physicians to replace the services of terminating physicians or to service its growing membership.

HCP regularly explores potential acquisitions, which if consummated could affect its financial condition, results of operations or other aspects of its business.

HCP regularly explores potential acquisitions, which if consummated could affect its financial condition, results of operations or other aspects of its business. There can be no assurance that HCP will be able to identify suitable acquisition candidates or that, if identified, HCP would be able to consummate an acquisition on acceptable terms. There can also be no assurance that HCP will be successful in completing any acquisitions that it might be considering, or integrating any acquired business into its overall operations, or that any such acquired business will operate profitably or will not otherwise adversely impact HCP’s results of operations.

Participation in Accountable Care Organization programs is subject to federal regulation, is new and subject to evolving regulatory development, and supervision and may result in financial liability.

The Health Reform Acts establish a Medicare shared savings program for ACOs, which took effect in January 2012. Participating ACOs that meet specified quality performance standards will be eligible to share in any savings below a specified benchmark amount. The Secretary of HHS is also authorized, but not required, to use capitation payment models with ACOs. The continued development and expansion of ACOs will have an uncertain impact on HCP’s business, revenue, and profitability.

As an initial step in the formation and development of ACOs, CMS has issued contracts for participation in a “Pioneer ACO” program. HCP, through certain of its subsidiaries, was awarded contracts to participate as a Pioneer ACO in California, Nevada, and Florida. HCP is in the process of implementing such operations. The Pioneer ACO program provides for a three-year participation with opportunities for upside incentives and downside risk liability for an assigned population of Medicare fee-for-service patients. It is the responsibility of fee-for-service program, using a panel of specified physicians and healthcare facilities. The Pioneer ACO program requires participants to report on ACO operations, utilize healthcare information technology, and attempt to improve the quality of patient care.

The ACO programs are new and therefore operational and regulatory guidance is limited. It is possible that the operations of HCP’s subsidiary ACOs may not fully comply with current or future regulations and guidelines applicable to ACOs, may not achieve quality targets or cost savings, or may not attract or retain sufficient physicians or patients to allow HCP to meet its objectives. Additionally, poor performance could put the HCP ACOs at financial risk and obligation to CMS. Traditionally, other than fee-for-service billing by the medical clinics and healthcare facilities operated by HCP, HCP has not directly contracted with CMS and has not operated any health plans or provider sponsored networks. Therefore, HCP may not have the necessary experience, systems, or compliance to successfully achieve a positive return on its ACOs’ investment or to avoid financial or regulatory liability. To date, demonstration projects using healthcare delivery models substantially similar to an ACO have not resulted in savings. HCP believes that its historical experience with fully delegated managed care will be applicable to operation of its subsidiary ACOs, but there can be no such assurance.

California hospitals may terminate their agreements with HCPAMG or reduce the fees they pay to HCP.

In California, HEALTHcARE Partners Affiliate3s Medical Group, or HCPAMG, maintains significant hospital arrangements designed to facilitate the provision of coordinated hospital care with those services provided to members by HCPAMG and its affiliated physicians, physician groups, and IPAs. Through contractual arrangements with certain key hospitals, HCPAMG provides utilization review, quality assurance, and other management services related to the provision of patient care services to members by the contracted hospitals and downstream hospital contractors. In the event that any one of these key hospital agreements is amended in a financially unfavorable manner or is otherwise terminated, such events could have a material adverse effect on HCP’s business, financial condition, and results of operations.

HCP’s professional liability and other insurance coverages may not be adequate to cover HCP’s potential liabilities.

HCP maintains professional liability insurance and other insurance coverage through California Medical Group Insurance Company, Risk Retention Group, an Arizona corporation in which HCP is a part owner. HCP believes such insurance is adequate based on its review of what it believes to be all applicable factors, including industry standards. Nonetheless, potential liabilities may not be covered by insurance, insurers may dispute coverage or may be unable to meet their obligations, the amount of insurance coverage and/or related reserves may be inadequate, or the amount of any HCP self-insured retention may be substantial. There can be no assurances that HCP will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost-effective basis, if at all. Moreover, even if claims brought against HCP are unsuccessful or without merit, HCP would have to defend itself against such claims. The defense of any such actions may be time-consuming and costly and may distract HCP management’s attention. As a result, HCP may incur significant expenses and may be unable to effectively operate HCP’s business.

Changes in the rates or methods of third-party reimbursements may adversely affect HCP operations.

HCP derives a substantial portion of its revenue from direct billings to governmental healthcare programs, such as Medicare and Medicaid, and private health insurance companies and/or health plans, including but not limited to those participating in the Medicare Advantage program. As a result, any negative changes in governmental capitation or fee-for-service rates or methods of reimbursement for the services HCP provides could have a significant adverse impact on HCP’s revenue and financial results. Medicare program reimbursements for physician services as well as other services to Medicare beneficiaries who are not enrolled in Medicare Advantage plans are based upon the fee-for-service rates set forth in the Medicare Physician Fee Schedule, which relies, in part, on a target-setting formula system called the Sustainable Growth Rate, or SGR. Each year, on January 1st, the Medicare program updates the Medicare Physician Fee Schedule reimbursement rates. Many private payors use the Medicare Physician Fee Schedule to determine their own reimbursement rates. Based on the SGR, the annual fee schedule update is adjusted to reflect the comparison of actual expenditures to target expenditures. Because one of the factors for calculating the SGR is linked to the growth in the U.S. gross domestic product, or GDP, the SGR formula may result in a negative payment update if growth in Medicare beneficiaries’ use of services exceeds GDP growth, a situation which has occurred every year since 2002 and the reoccurrence of which the Company cannot predict.

CMS determined that, effective January 1, 2012, the SGR formula results in a payment cut of approximately 27 percent. Congress, however, enacted the Temporary Payroll Tax Cut Continuation Act of 2011,

which blocked this cut through the end of February 2012. In February 2012, Congress passed the Middle Class Tax Relief and Job Creation Act of 2012, or Tax Relief Act, which blocks the cut through the end of 2012. While Congress has repeatedly intervened to mitigate the negative reimbursement impact associated with the SGR formula, there is no guarantee that Congress will continue to do so in the future. Moreover, the existing methodology may result in significant yearly fluctuations in the Medicare Physician Fee Schedule amounts, which may be unrelated to changes in the actual costs of providing physician services. Unless Congress enacts a change to the SGR methodology, the uncertainty regarding reimbursement rates and fluctuation will continue to exist. Moreover, if Congress does change the SGR methodology or substitute a new system for physician fee-for-service payments, it may require reductions in other Medicare programs including Medicare Advantage to offset such additional costs.

Another provision that affects physician payments under the Medicare Physician Fee Schedule is an adjustment under the Medicare statute to reflect the geographic variation in the cost of delivering physician services, by comparing those costs to the national average. Medicare payments to physicians under the Medicare Physician Fee Schedule are geographically adjusted to reflect the varying cost of delivering physician services across areas. The adjustments are made by indices, known as the Geographic Practice Cost Indices, or GPCI, that reflect how each geographic area compares to the national average. In 2003, Congress established that for three years there would be a “floor” of 1.0 on the “work” component of the Medicare Physician Fee Schedule formula used to determine physician payments, which meant that physician payments would not be reduced in a geographic area just because the relative cost of physician work in that area fell below the national average. Congress extended the GPCI work floor several times since its enactment in 2003. The Tax Relief Act provides another extension through 2012. Although Congress has extended the GPCI work floor several times, there is no guarantee that Congress will block the adjustment in the future, which could result in a decrease in payments HCP receives for physician services.

Congress has a strong interest in reducing the federal debt, which may lead to new proposals designed to achieve savings by altering payment policies. The BCA established a Joint Select Committee on Deficit Reduction, which had the goal of achieving a reduction in the federal debt level of at least $1.2 trillion. As a result of the Joint Select Committee’s failure to draft a proposal by the BCA’s deadline, automatic cuts in various federal programs will commence in January 2013. Although the Medicaid program is exempt from these cuts, Medicare payments to providers are not exempt. The BCA does, however, provide that the Medicare cuts to providers may not exceed 2%. At this time it is unclear how this automatic reduction may be applied to various Medicare healthcare programs, including physician reimbursement. Therefore it is not possible at this time to estimate what impact, if any, the BCA will have on HCP’s business or results of operations.

As noted, the cuts described above will occur automatically as a matter of law. Certain members of Congress, however, want to achieve even greater reductions in the federal debt, and they want to change entitlement programs, such as Medicare. It is difficult to assess whether and to what extent Congress will alter Medicare payment policies.

Because governmental healthcare programs generally reimburse on a fee schedule basis rather than on a charge-related basis, HCP generally cannot increase its revenues from these programs by increasing the amount it charges for its services. Moreover, if HCP’s costs increase, HCP may not be able to recover its increased costs from these programs. Government and private payors have taken and may continue to take steps to control the cost, eligibility for, use, and delivery of healthcare services as a result of budgetary constraints, cost containment pressures and other reasons. HCP believes that these trends in cost containment will continue. These cost containment measures, and other market changes in non-governmental insurance plans have generally restricted HCP’s ability to recover, or shift to non-governmental payors, any increased costs that HCP experiences. HCP’s business and financial operations may be materially affected by these developments.

HCP’s business model depends on numerous complex management information systems, and any failure to successfully maintain these systems or implement new systems could materially harm HCP’s operations and result in potential violations of healthcare laws and regulations.

HCP depends on a complex, specialized, and integrated management information system and standardized procedures for operational and financial information, as well as for HCP’s billing operations. HCP may be unable to enhance its existing management information systems or implement new management information systems where necessary. Additionally, HCP may experience unanticipated delays, complications, or expenses in implementing, integrating, and operating its systems. HCP’s management information systems may require modifications, improvements, or replacements that may require both substantial expenditures as well as interruptions in operations. HCP’s ability to implement these systems is subject to the availability of information technology and skilled personnel to assist HCP in creating and implementing these systems.

HCP’s failure to successfully implement and maintain all of its systems could have a material adverse effect on its business, financial condition, and results of operations. For example, HCP’s failure to successfully operate its billing systems could lead to potential violations of healthcare laws and regulations. If HCP is unable to handle its claims volume, or if HCP is unable to pay claims timely, HCP may become subject to a health plan’s corrective action plan or de-delegation until the problem is corrected, and/or termination of the health plan’s agreement with HCP. This could have a material adverse effect on HCP’s operations and profitability. In addition, if HCP’s claims processing system is unable to process claims accurately, the data HCP uses for its IBNR estimates could be incomplete and HCP’s ability to accurately estimate claims liabilities and establish adequate reserves could be adversely affected. Finally, if HCP’s management information systems are unable to function in compliance with applicable state or federal rules and regulations, including, without limitation, medical information confidentiality laws such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, possible penalties and fines as a result of this lack of compliance could have a material adverse effect on HCP’s business, financial condition, and results of operations.

Federal and state privacy and information security laws are complex, and HCP may be subject to government or private actions due to privacy and security breaches.

HCP must comply with numerous federal and state laws and regulations governing the collection, dissemination, access, use, security and privacy of protected health information, including HIPAA and its implementing privacy and security regulations, as amended by the federal Health Information Technology for Economic and Clinical Health Act. In the event that HCP’s non-compliance with existing or new laws and regulations related to protected health information results in privacy or security breaches, HCP could be subject to monetary fines, civil suits, civil penalties or criminal sanctions and requirements to disclose the breach publicly.

HCP may be impacted by eligibility changes to government and private insurance programs.

Due to potential decreased availability of healthcare through private employers, the number of patients who are uninsured or participate in governmental programs may increase. The Health Reform Acts will increase the participation of individuals in the Medicaid program in states that elect to participate in the expanded Medicaid coverage. A shift in payor mix from managed care and other private payors to government payors or the uninsured may result in a reduction in the rates of reimbursement or an increase in uncollectible receivables or under the Health Reform Acts and state decisions on whether to participate in the expansion of such programs also could increase the number of patients who participate in such programs or the number of uninsured patients. Even for those patients who remain with private insurance, changes in those programs could increase patient responsibility amounts, resulting in a greater risk for uncollectible receivables. These factors and events could have a material adverse effect on HCP’s business, financial condition, and results of operations.

Negative publicity regarding the managed healthcare industry generally or HCP in particular could adversely affect HCP’s results of operations or business.

Negative publicity regarding the managed healthcare industry generally, or the Medicare Advantage program or HCP in particular, may result in increased regulation and legislative review of industry practices that further increase HCP’s costs of doing business and adversely affect HCP’s results of operations or business by:

•	requiring HCP to change its products and services;

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increasing the regulatory, including compliance, burdens under which HCP operates, which, in turn, may negatively impact the manner in which HCP provides services and increase HCP’s costs of providing services;

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adversely affecting HCP’s ability to market its products or services through the imposition of further regulatory restrictions regarding the manner in which plans and providers market to Medicare Advantage enrollees; or

•	adversely affecting HCP’s ability to attract and retain members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA HEALTHCARE PARTNERS INC.

By:	/s/ Kim M. Rivera
Name:	Kim M. Rivera
Title:	Chief Legal Officer and Corporate Secretary

Date: November 1, 2012